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Exhibit 5.1


                        [MICHAEL, BEST & FRIEDRICH LETTERHEAD]







February 28, 1997


United Wisconsin Services, Inc.
401 West Michigan Street
Milwaukee, Wisconsin  53203

Dear Sirs:

         We have acted as counsel to United Wisconsin Services, Inc., a Wisconsin corporation (the "Company") in connection with the registration of up to 75,000 shares (the "Shares") of common stock, without par value of the Company pursuant to a Registration Statement on Form S-8 being filed by the Company of even date herewith relating to the 1995 Director Stock Option Plan of United Wisconsin Services, Inc. (the "Plan").

         As counsel to the Company, we are familiar with its articles of incorporation, by-laws, minutes of meetings of shareholders and directors, and
other corporate records.   We have examined the Registration Statement and the
exhibits thereto, and relevant other documents as we have deemed necessary for purposes of rendering this opinion. Based upon the foregoing, we are of the opinion that the Shares being offered pursuant to the Registration Statement are duly authorized and when delivered in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non-assessable, except as described in Wis. Stats. Section 180.0622, as judicially interpreted.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Registration Statement.

                                  Very truly yours,

                             /S/ MICHAEL, BEST & FRIEDRICH